Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218017) and Form S-3 (Nos. 333-223888 and 333-225756) of Playa Hotels & Resorts N.V. of our report dated 1 June 2018, relating to the combined financial statements of Sagicor Hotel Properties, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers

Kingston, Jamaica

8 August 2018